UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest reported event): October 17, 2002.


                               NEBO Products, Inc.
             (Exact name of registrant as specified in its chapter)

         Utah                         333-56552                 87-0637063
         ----                         ---------                 ----------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
of incorporation                                             Identification No.)


12382 Gateway Parkplace #300, Draper, Utah                              84020
------------------------------------------                              -----
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code (801) 495-2150




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Item 5.  Other Events

Termination of Proposed Share Exchange

The registrant and Naviset Holdings Corp. have mutually terminated the share exchange agreement entered into by them on August 21, 2002 and a related management agreement entered into by the registrant and Naviset Management Group ("Naviset Management"), a wholly owned subsidiary of Naviset Holdings. The termination agreement nullifies these earlier agreements and the parties have released each other from any and all obligations or liabilities that might have arisen out of or in connection with those agreements, including, without limitation, the payment of any fees or changes of management on the part of NEBO. A copy of the termination agreement and a press release announcing the execution of the agreement are attached as exhibits to this current report.

Restructuring. The registrant has continued over the course of the past month to pursue the restructuring efforts announced on or about September 20, 2002, which included, among other things, the suspension of payment on most subordinated debt and the intent to seek accommodations from its creditors to permit it to restructure its debt. The registrant continues to seek to convert the other debt and contingent liabilities to equity and in some cases to extend due dates and reduce principal amounts and interest rates on remaining debt. During the period of September 20 through October 17, 2002, conditional agreements were reached to convert a total of $156,785.75 of such debt to 783,929 shares of preferred stock. The registrant also intends to effect further cost savings through an approximate 25% reduction in force.

There is no assurance that these ongoing efforts will be successful or that, if they are successful, that the resulting savings in interest and principal will be sufficient to permit the company to secure all of the product it has ordered or intends to order. In addition, some creditors may refuse to compromise or settle the amounts owed them and may take legal action to pursue payment remedies against the registrant. If the registrant is not successful in these restructuring efforts, the registrant may be required to seek protection under state or federal insolvency laws.

West Coast Shipping Work Delays

On July 1, 2002, the labor contract between the International Longshore and Warehouse Union (ILWU) and the Pacific Maritime Association (PMA) expired. This contract affects all of the ports on the Western Coast of the United States. The members of the ILWU are primarily responsible for the removal of cargo from container loaded shipping vessels. The members had been working under a daily extension of the contract; however, on September 27, 2002 the ILWU began a work slowdown, which resulted in a PMA lockout of the longshoremen. On October 8, 2002, a federal court judge imposed an 80-day cooling-off period, which will temporarily reopen the West Coast ports. Many of our shipments from Asia move through these West Coast United States ports. The current lockout or work slow-down, if it continues, could affect the timely delivery of our products, which could negatively impact our sales. We expect that the port closure and subsequent transportation backlog will create additional delivery delays and increase our airfreight costs. These delivery delays may affect the timing of revenues, or if more prolonged, may result in order cancellations. However, at this time we are unable to fully assess the impact of these factors on our future financial results. Since the labor issues leading to the port closures have not yet been resolved, it is unclear when the current backlog will be eliminated and the ports will return to normal operation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)      Exhibits.  The registrant files the following exhibits with this report.

              Exhibit No.           Description

                  10.22            Termination Agreement dated October 17, 2002
                  10.23             Press Release of October 18, 2002


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Item 8. Change in Fiscal Year

In connection with its plans to acquire Naviset Holdings, the registrant announced that it would change its fiscal year end, effective immediately, from December 31 to September 30. With the termination of the proposed share exchange and acquisition of Naviset Holdings, the registrant has determined that it will not change its fiscal year end. Therefore, the fiscal year end of the registrant will continue to be December 31 of each year. The registrant's next periodic report will be its Quarterly Report on Form 10-QSB for the quarter and nine months ended September 30, 2002.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2002            NEBO PRODUCTS, INC.
                                  (Registrant)


                                  By:      /s/ Scott Holmes
                                  -----------------------------------------
                                  Scott Holmes
                                  President and Chief Executive Officer



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                                  EXHIBIT INDEX


Exhibit No.         Description

10.22    Termination Agreement dated October 17, 2002
10.23    Press Release of October 18, 2002








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